PROSPECTUS ADDENDUM Dated November 8, 2024 (to the Prospectus dated November 8, 2024 and Prospectus Supplement dated November 8, 2024)	Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-282565

Senior Debt Securities, Series A and Series B

This prospectus addendum supplements the pricing supplements (the “Pricing Supplements”) with respect to senior notes (the “Notes”) offered by The Bank of Nova Scotia (the “Bank”) that refer to the base prospectus dated December 29, 2021, the prospectus supplement dated December 29, 2021 and, if applicable, a product supplement dated as of a date prior to the date of this prospectus addendum and/or the underlier supplement dated December 29, 2021 (together, the “Former Base Documents”). The Notes were initially registered with the Securities and Exchange Commission under the Registration Statement on Form F-3 (No. 333-261476) of the Bank (the “Former F-3”).

The Bank has effected a new Registration Statement on Form F-3 (the “New F-3”) and filed a new base prospectus and supplements thereto (together, the “New Base Documents”) corresponding to the Former Base Documents, each as specified in the final Pricing Supplements. As a result, prior references to the Former F-3 and Former Base Documents in Pricing Supplements for Notes that price for sale to the public on or after the date hereof are deemed to refer to the New F-3 and the corresponding New Base Documents. You should read the New Base Documents specified in the applicable Pricing Supplement together with such Pricing Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that the information in this prospectus addendum or the Pricing Supplements is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act, or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.

The Bank of Nova Scotia

Prospectus Addendum dated November 8, 2024